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Exhibit 10.37

STOCK PURCHASE AGREEMENT

    THIS STOCK PURCHASE AGREEMENT is made this 28th day of December, 2000, between NISSIN ELECTRIC CO., LTD., a corporation organized and existing under the laws of Japan and having its principal place of business at 47, UMEZU-TAKASE-CHO, UKYO-KU, KYOTO, Japan ("Seller") and WIND RIVER SYSTEMS, INC., a corporation organized and existing under the laws of the State of California, USA, and having its principal place of business at 500 Wind River Way, Alameda, California 94501, USA ("Buyer").

    WHEREAS, Seller is the owner of sixty (60) par-value common stock shares ("Shares") of the corporation, Wind River Systems Kabushiki Kaisha, ("Corporation") described in the Attachment affixed hereto and incorporated herein by this reference; and

    WHEREAS, Buyer desires to purchase the Shares of the Corporation owned by Seller upon the terms and conditions described below.

    NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

    Section 1.  Purchase Price of Seller's Stock.  Buyer hereby agrees to purchase from Seller and Seller agrees to sell to Buyer all sixty (60) shares of par-value common stock in the Corporation now owned by Seller for the sales price per share of Six Thousand Six Hundred Sixty-six and 67/100 United States Dollars (USD$6,666.67), which results in the aggregate price of Four Hundred Thousand and 20/100 United States Dollars (USD$400,000.20).

Section 2.  Representations and Warranties.

  1.
  Seller hereby represents and warrants that:

  A.
  Seller is not in possession of a share certificate or certificates representing the Shares owned by Seller because the Corporation has never issued such a share certificate or certificates to Seller;

  B.
  Seller is the sole owner of the Shares and no other person or entity has or is entitled to make a claim of ownership of the Shares;

  C.
  Seller is free to transfer the Shares to Buyer;

  D.
  There are no liens, security interests, or other encumbrances on the Shares; and

  E.
  The Shares are fully paid and non-assessable or will not be subject to any outstanding assessment as of the date of transfer.

  2.
  Buyer hereby understands that the Corporation has never issued a share certificate or certificates representing the Shares owned by Seller and that the transfer of the Shares under this Agreement is made without delivery of such share certificate or certificates. Buyer hereby assures Seller that Buyer shall not make any claim against Seller for delivery of such certificate or certificates and shall not contest the validity of the transfer of the shares consummated under this Agreement based upon this failure to deliver such certificate or certificates.

    Section 3.  Share Assignment Approval.  Buyer and Seller understand and agree that the sale of the Shares can only be consummated upon the written approval of the Board of Directors of the Corporation. Seller hereby warrants and declares that it will secure the written consent of the Board of Directors of the Corporation prior to the date of assignment of the Shares from Seller to Buyer.

    Section 4.  Method of Transfer of Shares.  Seller agrees to provide and deliver to Buyer a written and sealed Share Assignment Certificate (with attached Seal Certificate of Seller) representing and warranting the items contained in Section 2 above. In addition, Seller agrees to provide and deliver to

Buyer a Certificate of Approval from the Corporation certifying that the Corporation approves of the sale of the Shares by Seller to Buyer as provided in Section 3 above.

    Section 5.  Method of Payment.  Buyer agrees to make payment in United States Dollars by telegraphic transfer of the total amount of the purchase price described in Section 1 above to an account designated by Seller. Moreover, Buyer agrees that it will bear the cost of the telegraphic transfer handling charges.

    Section 6.  Closing Procedure and Title Transfer.  Seller and Buyer agree that the purchase and sale of the Shares shall be completed by 31 December 2000.

    First, by  December 2000, Seller agrees to mail or send by facsimile transmission to Buyer copies of the Share Assignment Certificate (with attached Seal Certificate of Seller) and the Corporation's Certificate of Approval described in Section 4 above. Upon receipt and confirmation by Buyer of the contents of these two (2) certificates, Buyer agrees to send by telegraphic transfer the purchase price to Seller's designated account. Upon confirmation by Seller that the purchase price has been deposited into Seller's designated account, Seller agrees to immediately deliver to Buyer's designated representative fully-executed and sealed original copies of the above mentioned Share Assignment Certificate (with attached Seal Certificate of Seller) and the Corporation's Certificate of Approval. Buyer shall acquire ownership of the Shares from Seller upon Buyer's deposit of the purchase price into Seller's designated account.

    Section 7.  Law Governing.  This Stock Purchase Agreement shall be governed by and construed in accordance with the laws of Japan. The parties hereto hereby agree that the Tokyo District Court shall have exclusive jurisdiction and shall be the court of first instance for all disputes arising under or in connection with this Agreement.

    Section 8.  Resignation as Officer/Director.  On or before  December 2000, Seller hereby agrees to secure and submit the resignation of any employee or other person under its influence or control, who is an officer and director of the Corporation, effective upon acceptance by the Board of Directors of the Corporation.

    Section 9.  Additional Documents.  The parties shall execute and deliver all other appropriate supplemental agreements and other instruments and take any other action necessary to make this Agreement fully and legally effective, binding and enforceable, as between the parties, and as against third parties.

    Section 10.  Notices.  Any notice under this Agreement shall be in writing and shall be effective when actually delivered in person or three days after being deposited with the official, national postal service of the sender, registered or certified mail, postage prepaid and addressed to the party at the address stated in this Agreement or such other address as either party may designate by written notice to the other.

    Section 11.  Time.  Time is of the essence of this Agreement.

    Section 12.  Survival.  Any of the terms and covenants contained in this Agreement which require the performance of either party after the Closing shall survive the Closing and delivery of the deed.

    Section 13.  Waiver.  Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself for any other provision.

    Section 14.  Assignment.  Except as otherwise provided within this Agreement, neither party hereto may transfer or assign this Agreement without prior written consent of the other party.

    Section 15.  Attorney Fees.  In the event a suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees.

    Section 16.  Presumption.  This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

    Section 17.  Titles and Captions.  All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

    Section 18.  Pronouns and Plurals.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

    Section 19.  Entire Agreement.  This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

    Section 20.  Agreement Binding.  This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

    Section 21.  Further Action.  The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

    Section 22.  Good Faith, Cooperation and Due Diligence.  The parties hereto covenant, warrant and represent to each other good faith, complete cooperation, due diligence and honesty in fact in the performance of all obligations of the parties pursuant to this Agreement. All promises and covenants are mutual and dependent.

    Section 23.  Parties in Interest.  Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

    Section 24.  Savings Clause.  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

    IN WITNESS WHEREOF, this Agreement has been made in duplicate, Seller and Buyer have each caused this Agreement to be executed by a duly authorized officer or agent as of the date first above written, and the parties hereto shall each keep one (1) original copy of the Agreement.

NISSIN ELECTRIC CO., LTD., a Japan corporation		WIND RIVER SYSTEMS, INC., a California corporation
By	/s/ KOSHI ITAKA Koshi Itaka	By	/s/ MICHAEL W. ZELLNER Michael W. Zellner
	Its [Office]		Its: Chief Financial Officer
	"Seller"		"Buyer"

ATTACHMENT

1.
Company Description

Company Name:	Wind River Systems Kabushiki Kaisha
Head Office:	1-1-39 Hiroo, Shibuya-Ku, Tokyo
Date of Incorporation:	14 September 1989
Purposes:	1. Sale of computer software developed by Wind River Systems, Inc., a United States of America corporation.
2. Licensing, sale, and development of computer software that supports the computer software described in paragraph 1 above.
3. Any business related or incidental to the activities described in each of the proceeding paragraphs.
Par value amount of One (1) share:	50,000 Japanese Yen
Total Number of Authorized shares:	2,400 shares
Total Number of Issued shares:	(class and number): Total Number of Issued shares: 600 shares
Amount of Paid-in Capital:	30,000,000 Japanese Yen
Transfer Restrictions on Shares:	Transfers of the shares of the Company require the approval of the Board of Directors.
2.
Description of Shares to be purchased

    Sixty (60) Par Value (50,000 Japanese Yen) Common shares issued by the company described in paragraph 1 above.

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STOCK PURCHASE AGREEMENT
ATTACHMENT